NEWS RELEASE NYSE: Common Stock Symbol “MMR”
McMoRan Exploration Co. 1615 Poydras Street New Orleans, LA 70112

	Financial Contacts: David P. Joint (504) 582-4203	Media Contact: William L. Collier (504) 582-1750

McMoRan Exploration Co. Reports Second-Quarter and Six Month 2005 Results and Updates Gulf of Mexico Exploration and Production & Main Pass Energy Hub™ Activities

HIGHLIGHTS
•	McMoRan continued active exploration drilling under its $500 million exploration venture with positive results at Vermilion Blocks 16/17 (King Kong) and four wells in progress.
o
In July 2005, the King Kong discovery well at Vermilion Blocks 16/17 reached a total depth of 18,918 feet and encountered 14 hydrocarbon bearing sands totaling approximately 150 feet of net pay. Completion under way.

o	Delmonico at Louisiana State Lease 1706, currently drilling below 19,500 feet towards a total depth of 20,000 feet.
o	West Cameron Block 43 No. 4, currently drilling below 17,800 feet towards a total depth of 18,500 feet.
o	JB Mountain Deep at South Marsh Island Block 224 commenced on July 14, 2005 and is drilling below 3,300 feet towards a total depth of 23,000 feet.
o	Rig on location at Long Point at Louisiana State Lease 18090.
•	Since inception of the exploration venture in 2004, McMoRan and its private partner have participated in six discoveries on the thirteen prospects that have been drilled and evaluated.
•	McMoRan expects to commence drilling at least seven prospects in the second half of 2005, including, JB Mountain Deep, Long Point and Cane Ridge at Louisiana State Lease 18055.
•	McMoRan acquired rights to six high potential deep gas exploration prospects on 18,000 acres onshore and in state waters in Vermilion Parish, Louisiana from El Paso.
•
McMoRan’s share of production averaged 38 Million cubic feet of natural gas equivalents per day (Mmcfe/d) in the second quarter of 2005, and 50 Mmcfe/d including approximately 2,000 barrels of oil per day (bbls/d) from Main Pass Block 299 compared with 5 Mmcfe/d in the year-ago quarter. Production at Main Pass 299 was reinstated on May 6, 2005 at a gross rate of approximately 4,000 bbls/d.

•
Third-quarter 2005 production expected to average 35-40 Mmcfe/d net to McMoRan, and 52-57 Mmcfe/d including 2,900 bbls/d for McMoRan’s net share of oil production from Main Pass Block 299. Two development wells are expected to commence drilling in the third quarter of 2005, King Kong No. 2 at Vermilion Blocks 16/17 and Hurricane No. 2 at South Marsh Island Block 217.

•
United States Coast Guard (Coast Guard) published a Draft Environmental Impact Statement (EIS) for the Main Pass Energy Hub™ (MPEH™) liquefied natural gas (LNG) port. Based on the prescribed timeline for the statutory review period, a record of decision on the permit application is expected by year-end 2005.

•  On June 30, 2005, McMoRan had $163 million in unrestricted cash.

NEW ORLEANS, LA, July 21, 2005 - McMoRan Exploration Co. (NYSE: MMR) today reported a net loss of $8.8 million, $0.36 per share, for the second quarter of 2005 compared with a net loss of $11.2 million, $0.65 per share, for the second quarter of 2004. McMoRan’s net loss from its continuing operations for the second quarter of 2005 totaled $7.4 million, which includes $2.6 million of start-up costs associated with the MPEH™ and $21.0 million of exploration expense. During the second quarter of 2004, McMoRan’s net loss from continuing operations totaled $9.1 million, including $1.7 million of MPEH™ start-up costs and $10.1 million of exploration expense.

SUMMARY FINANCIAL TABLE *
	Second Quarter		Six Months
	2005	2004	2005	2004
	(In thousands, except per share amounts)
Revenues	$33,952	$9,435	$48,619	$13,545
Operating loss	(4,747)	(7,594)	(6,863)	(16,672)
Loss from continuing operations	(7,420)	(9,137)	(11,724)	(20,264)
Loss from discontinued operations	(938)	(1,692)	(1,967)	(3,409)
Net loss applicable to common stock	(8,762)	(11,239)	(14,506)	(24,495)
Basic and diluted net income (loss) per share: Continuing operations	$(0.32)	$(0.55)	$(0.51)	$(1.23)
Discontinued operations	(0.04)	(0.10)	(0.08)	(0.20)
Applicable to common stock	$(0.36)	$(0.65)	$(0.59)	$(1.43)
Basic and diluted average shares outstanding	24,615	17,170	24,500	17,102
* If any in-progress well or unproved property is determined to be non productive prior to the filing of McMoRan’s second quarter 2005 Form 10-Q, the related drilling costs incurred through June 30, 2005 would also be charged to exploration expense in the second quarter 2005 financial statements. McMoRan’s investment in its two in-progress wells totaled $9.9 million at June 30, 2005.

James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan, said, “We are enthusiastic about the opportunities provided by our highly focused exploration program which is exposing shareholders to prospects with significant reserve potential. Our proposed offshore LNG project at MPEH™ also represents an attractive business opportunity for our company as we seek to build meaningful values for shareholders.”

GULF OF MEXICO EXPLORATION ACTIVITIES
During 2004, McMoRan established a multi-year exploration venture with a private partner with an initial combined commitment of $500 million for future expenditures to acquire and exploit high-potential prospects, primarily Deep Miocene targets in the shallow waters of the Gulf of Mexico and Gulf Coast areas. Since inception of this venture, McMoRan and its private partner have participated in six discoveries on the thirteen prospects that have been drilled and evaluated. Production has commenced on three discoveries and development plans are being pursued for the others. Positive results from the potential discovery at Blueberry Hill would bring McMoRan’s success rate to seven out of fourteen prospects. The venture currently has four exploration wells in progress.

The King Kong No. 1 discovery well at Vermilion Blocks 16/17, which commenced drilling on February 20, 2005, has been drilled to a total depth of 18,918 feet and completion efforts are under way. As previously announced, wireline logs have indicated that the well has encountered 14 hydrocarbon bearing sands totaling approximately 150 feet of net pay. Infrastructure in the area would allow production to be brought on line quickly. Following completion activities,

McMoRan expects to commence drilling the King Kong No. 2 development well in the third quarter of 2005. McMoRan has a 40.0 percent working interest and a 29.2 percent net revenue interest in the King Kong prospect, which is located in 12 feet of water. McMoRan has rights to approximately 1,850 gross acres in the area.

The Delmonico prospect on Louisiana State Lease 1706 in the Lake Sand Field Area commenced drilling on March 8, 2005, and is currently drilling below 19,500 feet. The Delmonico well has a proposed total depth of 20,000 feet and is located in 9 feet of water. McMoRan has a 25.0 percent working interest and an 18.8 percent net revenue interest in the well. McMoRan has rights to approximately 8,800 gross acres in the Delmonico prospect area. McMoRan’s investment in Delmonico totaled $7.5 million at June 30, 2005.

The West Cameron Block 43 No. 4 exploratory well commenced drilling on April 25, 2005, and is currently drilling below 17,800 feet. The No. 4 well, which is located 4,000 feet north of the West Cameron Block 43 No. 3 discovery well, has a planned total depth of 18,500 feet. As previously announced, the No. 3 well reached total depth of 18,800 feet in the first quarter of 2005 and wireline logs indicated that the well encountered three hydrocarbon bearing sands in the lower Miocene with a total gross interval in excess of 100 feet. Development plans for the No. 3 well will be determined following evaluation of the results of the No. 4 well. McMoRan holds a 23.4 percent working interest and a 18.0 percent net revenue interest in the West Cameron Block 43 lease which is located in 30 feet of water, 8 miles offshore. The West Cameron Block 43 lease is eligible for Deep Gas Royalty Relief. McMoRan’s investment in West Cameron Block 43 No. 4 totaled well $2.4 million at June 30, 2005.

The JB Mountain Deep exploratory well No. 224 at South Marsh Island Block 224 commenced drilling on July 14, 2005 and is currently drilling below 3,300 feet. The JB Mountain Deep well, which is located on OCS 310 southeast of and adjacent to the JB Mountain discovery at South Marsh Island Block 223, has a planned total depth of 23,000 feet. McMoRan acquired additional rights in the JB Mountain Deep prospect area, which is located offshore Louisiana in 10 feet of water, in 2005; McMoRan controls 5,200 gross acres in the area. This acreage is not included in the JB Mountain/Mound Point program with a third party described below. McMoRan operates the JB Mountain Deep prospect and, if successful, would earn a 27.5 percent working interest and a 19.4 percent net revenue interest. The South Marsh Island Block 224 lease is eligible for Deep Gas Royalty Relief.

In June 2005, McMoRan acquired oil and gas rights from El Paso Production Company, a subsidiary of El Paso Corporation (NYSE: EP), covering six deep-gas exploration prospects on approximately 18,000 gross acres onshore and in state waters in Vermilion Parish, Louisiana. McMoRan and its private partner paid El Paso approximately $3.6 million as partial recovery of prospect costs and will fund 100 percent of the drilling costs to casing point in up to six wells. At casing point of each well, El Paso can elect to participate for a 25 percent interest, and McMoRan and its private partner would own a 75 percent working interest (37.5 percent each) and an approximate 54 percent net revenue interest (approximately 27 percent each). A rig is on location preparing to commence drilling the Long Point prospect at Louisiana State Lease 18090. McMoRan also plans to commence drilling the Cane Ridge prospect at Louisiana State Lease 18055 during the third quarter of 2005. Long Point and Cane Ridge have proposed total depths of 20,000 feet and 16,500 feet, respectively.

McMoRan expects to commence drilling seven prospects in the second half of 2005 including JB Mountain Deep, Long Point, and Cane Ridge. McMoRan currently has rights to approximately 280,000 gross acres and continues to identify prospects to be drilled on its exploratory acreage position. McMoRan is also actively pursuing opportunities through its exploration venture to acquire additional acreage and prospects through farm-in or other arrangements.

The Little Bay well on Louisiana State Lease 5097 in Atchafalaya Bay commenced on March 11, 2005, and was drilled to a total depth of 21,550 feet. Evaluation of the drilling results determined that the well did not contain commercial quantities of hydrocarbons and the well was plugged and abandoned. Second-quarter 2005 exploration expenses associated with nonproductive wells totaled $18.5 million, including the nonproductive drilling and related costs for the Little Bay well ($11.0 million) and the Korn well at South Timbalier Blocks 97/98 ($6.9 million).

DRILLING SCHEDULE
	Working Interest	Net Revenue Interest	Water Depth	Proposed Total Depth	Spud Date
In-Progress Wells
Lake Sand Field “Delmonico”	25.0%	18.8%	9'	20,000'	March 8, 2005
West Cameron Block 43*	23.4%	18.0%	30'	18,500'	April 25, 2005
South Marsh Island Block 224 “JB Mountain Deep”*	27.5%	19.4%	10'	23,000'	July 14, 2005
Louisiana State Lease 18090 “Long Point”	37.5%	26.8%	8'	20,000'	July 2005
Near-Term Wells
Louisiana State Lease 18055 “Cane Ridge”	37.5%	27.5%	Onshore	16,500'	July 2005
Development Wells
Vermilion Blocks 16/17 “King Kong No. 2”	40.0%	29.2%	12'	13,750'	Third-Quarter 2005
South Marsh Island Block 217 “Hurricane No. 2”	27.5%	19.4%	12'	16,000'	Third-Quarter 2005

*
Depending upon applicability of the Deep Gas Royalty Relief eligibility criteria, the leases on which these wells are located could be eligible for royalty relief up to 25 Bcf under current Minerals Management Service guidelines. McMoRan’s net revenue interest would increase during the royalty relief period for eligible leases.

GULF OF MEXICO PRODUCTION AND DEVELOPMENT ACTIVITIES
Second-quarter 2005 production averaged 38 Mmcfe/d net to McMoRan, and 50 Mmcfe/d including oil production of approximately 2,000 bbls/d from Main Pass Block 299. McMoRan’s net production currently approximates 35 Mmcfe/d and 52 Mmcfe/d including approximately 2,900 bbls/d for McMoRan’s share of oil production from Main Pass Block 299. Remedial activities to improve production rates on certain wells are planned during the quarter; McMoRan expects net production rates for the third quarter of 2005 to average 35-40 Mmcfe/d, and 52-57 Mmcfe/d including approximately 2,900 bbls/d for McMoRan’s share of oil production at Main Pass Block 299.

Oil production at Main Pass Block 299 resumed on May 6, 2005, following successful modification of existing storage tanks to accommodate transportation of oil production by barge from Main Pass Block 299. Oil production has averaged approximately 4,000 barrels per day since production was restored (3,333 bbls/d net to McMoRan). Net sales for the second quarter were 100,600 barrels (1,100 bbls/d) with approximately 100,000 barrels in inventory at June 30, 2005. McMoRan owns an 83.3 percent net revenue interest in Main Pass Block 299. As previously reported, production was shut-in in September 2004 because of damage from Hurricane Ivan to a third-party offshore terminal facility which provided throughput services for the sale of Main Pass 299 sour crude oil. McMoRan’s second quarter 2005 results include net income of $5.7 million for the Main Pass 299 field, including $3.9 million for insurance recovery related to Hurricane Ivan.

In addition to the previously reported reversion of a 26.1 percent net revenue interest in Ship Shoal Block 296 (Raptor), in June 2005 McMoRan reacquired a 25.7 percent net revenue interest in Vermilion Block 196 (Lombardi) and a 38.5 percent net revenue interest in Main Pass Block 86 (Shiner) under terms of a reversionary interest arrangement included in the February 2002 sale of these properties. McMoRan’s share of production from these reversionary interests contributed an average of 8.2 Mmcfe/d to McMoRan’s second quarter 2005 production. McMoRan is considering additional wells in the Raptor area.

Development plans are being finalized at Dawson Deep on Garden Banks Block 625. As previously reported, the “take point” well encountered hydrocarbon-bearing sands as indicated by more than 100 feet of total vertical thickness of resistivity in the shallow zones. An additional 100 feet of hydrocarbons were logged in the deepest zone. The well was drilled to a total depth of 22,790 feet. McMoRan owns a 30.0 percent working interest and a 24.0 percent net revenue interest in the Dawson Deep prospect. Kerr-McGee owns a 25 percent working interest and is the operator. The Dawson Deep prospect is located on a 5,760 acre block located approximately 150 miles offshore Texas and is adjacent to Kerr-McGee’s Gunnison spar facility.

The Blueberry Hill well at Louisiana State Lease 340 reached a total depth of 23,903 feet in the first quarter of 2005. Wireline logs indicated that the well encountered four potentially productive hydrocarbon bearing sands. A 4½ inch production liner was installed and cemented to protect the identified potential pay zones. The drilling rig moved off location while the necessary 20,000-pound per square inch completion equipment for the anticipated high pressure well is procured. Completion and testing of the well will determine future plans for this prospect. The equipment for the completion has been ordered and expected delivery is early 2006. McMoRan operates Blueberry Hill, located seven miles east of the JB Mountain discovery and seven miles south southeast of the Mound Point Offset discovery. McMoRan holds a 35.3 percent working interest and a 24.2 percent net revenue interest in the Blueberry Hill well. McMoRan’s investment in Blueberry Hill totaled $10.3 million at June 30, 2005.

The Hurricane No. 2 development well No. 225 at South Marsh Island Block 217 is expected to commence drilling in the third quarter of 2005. This well is located 3,000 feet northwest of the Hurricane Upthrown No. 1 discovery well. McMoRan owns a 27.5 percent working interest and 19.4 percent net revenue interest in the well, which has a planned total depth of 16,000 feet.

The King Kong No. 2 development well at Vermilion Blocks 16/17 is expected to commence drilling in the third quarter of 2005. This well is a direct offset updip to the King Kong No. 1 discovery well. McMoRan owns a 40.0 percent working interest and 29.2 percent net revenue interest in the well, which has a planned total depth of 13,750 feet.

JB MOUNTAIN/MOUND POINT AREA ACTIVITIES
McMoRan is a participant in a program that began in 2002 and includes the JB Mountain and Mound Point Offset discoveries in the OCS 310 and Louisiana State Lease 340 areas, respectively. The program currently holds a 55 percent working interest and a 38.8 percent net revenue interest in the JB Mountain prospect and a 30.4 percent working interest and a 21.6 percent net revenue interest in the Mound Point Offset prospect. Under terms of the program, the third party partner is funding all of the costs attributable to McMoRan’s interests in the properties, and will own all of the program’s interests until the program’s aggregate production totals 100 Bcfe attributable to the program’s net revenue interest, at which point 50 percent of the program’s interests would revert to McMoRan. All exploration and development costs associated with the program’s interest in any future wells is to be funded by the third party partner during the period prior to when McMoRan’s potential reversion occurs.

There are three producing wells and approximately 13,000 gross acres on Louisiana State Lease 340 and OCS 310 that remain subject to the 100 Bcfe arrangement. McMoRan believes there are further exploration and development opportunities associated with this acreage. The three producing wells in the program averaged an aggregate gross rate of 41 Mmcfe/d during the second quarter of 2005.

MAIN PASS ENERGY MPEH™ UPDATE
McMoRan is undertaking to establish a major new offshore LNG import terminal at Main Pass Block 299 and has applied for a license for the proposed project under the Deepwater Port Act. The Deepwater Port Act was amended in 2002 to include natural gas ports to help meet the expected U.S. demand for natural gas by expanding access to worldwide supply sources. In connection with the licensing process, the United States Coast Guard (Coast Guard) and the Maritime Administration recently published a Draft Environmental Impact Statement (EIS) for the MPEH™ Deepwater Port License Application, and conducted public meetings this week to allow public comments on the draft EIS. The draft EIS evaluates potential environmental impacts associated with construction and operation of MPEH™. Based on the statutory review period outlined in the Deepwater Port Act, a record of decision on the license application is expected by year-end 2005.

The MPEH™ terminal would be capable of regasifying LNG at a rate of 1 Billion cubic feet (Bcf) per day. The use of existing facilities provides significant cost advantages and the proposed project’s offshore location near established shipping lanes is advantageous. Additional investments are being considered to develop significant on-site cavern storage for natural gas in the large salt dome structure at this site and for pipeline connections to enhance gas delivery from Main Pass to markets in the United States. The proximity of the proposed project to major natural gas markets and the availability of on-site salt dome cavern storage provide a potential opportunity to expand the project beyond a typical LNG receiving facility, creating opportunities for substantial additional values. The proposed design includes 28 Bcf of initial cavern storage availability and aggregate peak deliverability from the proposed terminal, including deliveries from storage, of up to 2.5 Bcf per day.

McMoRan is continuing discussions with potential LNG suppliers in the Atlantic Basin and natural gas consumers in the United States to develop commercial arrangements for the facilities.

REVENUES
McMoRan’s second-quarter 2005 oil and gas revenues totaled $30.9 million, compared to $2.9 million during the second quarter of 2004. During the second quarter of 2005, McMoRan’s sales volumes totaled 2.8 Bcf of gas and 180,400 barrels of oil and condensate, including 100,600 barrels from Main Pass Block 299 (7 Mmcfe/d), compared to 0.3 Bcf of gas and 11,900 barrels of oil and condensate in the second quarter of 2004. McMoRan’s second-quarter comparable average realizations for gas were $7.51 per thousand cubic feet (Mcf) in 2005 and $6.51 per Mcf in 2004; for oil and condensate, excluding Main Pass Block 299, McMoRan received an average of $51.78 per barrel in second-quarter 2005 compared to $38.00 per barrel in second-quarter 2004. McMoRan received an average of $46.52 per barrel for its sour crude oil produced at Main Pass Block 299 during the second quarter of 2005.

CASH AND CASH EQUIVALENTS AND CAPITAL EXPENDITURES
On June 30, 2005, McMoRan had unrestricted cash and cash equivalents of approximately $163 million. Capital expenditures for the first half of 2005 totaled $79.2 million and are expected to total $175 million for the year. Capital expenditures for the remainder of 2005 are expected to approximate $60 million for exploration expenditures and approximately $35 million for currently identified development costs, subject to changes because of timing and other factors. Spending may be increased as additional opportunities become available or to fund additional development capital expenditures on successful wells. In addition, McMoRan plans to incur expenses of approximately $5- $8 million to advance permitting and commercialization of the MPEH™ during the remainder of 2005.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; potential reversionary interests; the economic potential of properties; estimated exploration costs; the potential Main Pass Energy HubTM Project, the expected near-term funding of the related permitting process and the estimated capital costs for developing the project. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; the feasibility of the potential Main Pass Energy HubTM and the ability to obtain significant project financing and regulatory approvals for such project. Such factors and others are more fully described in more detail in McMoRan’s 2004 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

A copy of this release is available on our web site at www.mcmoran.com. A conference call with securities analysts about the second-quarter 2005 results is scheduled for today at 10:00 AM Eastern Time. The conference call will be broadcast on the Internet. Interested parties may listen to the conference call live by accessing the call on “www.mcmoran.com”. A replay of the call will be available through Friday, August 12, 2005.

# # #

McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(In Thousands, Except Per Share Amounts)
Revenues:
Oil and gas	$30,875 [a]	$2,923	$42,255 [a]	$6,514
Service	3,077	6,512	6,364	7,031
Total revenues	33,952	9,435	48,619	13,545
Costs and expenses:
Production and delivery costs	4,670	1,562	8,370	3,088 [b]
Depreciation and amortization	9,013	1,012	12,929	2,388
Exploration expenses	21,026 [b]	10,106	28,562	13,432
General and administrative expenses	5,246	3,712	9,636	6,389
Start-up costs for Main Pass Energy Hub™[c]	2,601	1,711	4,885	5,994
Insurance recovery [d]	(3,857)	(1,074)	(8,900)	(1,074)
Total costs and expenses	38,699	17,029	55,482	30,217
Operating loss	(4,747)	(7,594)	(6,863)	(16,672)
Interest expense	(4,094)	(2,180)	(7,881)	(4,412)
Equity in K-Mc Venture I LLC’s income	-	409	-	443
Other income, net	1,421	228	3,020	377
Loss from continuing operations	(7,420)	(9,137)	(11,724)	(20,264)
Loss from discontinued operations	(938)	(1,692)	(1,967)	(3,409)
Net loss	(8,358)	(10,829)	(13,691)	(23,673)
Preferred dividends and amortization of convertible preferred stock issuance costs	(404)	(410)	(815)	(822)
Net loss applicable to common stock	$(8,762)	$(11,239)	$(14,506)	$(24,495)

Basic and diluted net loss per share of common stock:
Continuing operations	$(0.32)	$(0.55)	$(0.51)	$(1.23)
Discontinued operations	(0.04)	(0.10)	(0.08)	(0.20)
Net loss per share of common stock	$(0.36)	$(0.65)	$(0.59)	$(1.43)

Basic and diluted average shares outstanding	24,615	17,170	24,500	17,102

a.
Increased production during the second quarter of 2005 primarily reflects fields/wells that have recently commenced or reestablished production including the Main Pass Block 299 (Main Pass 299) field on May 6, 2005, South Marsh Island Block 217 (Hurricane Upthrown) on March 30, 2005 and the Eugene Island Block 193 (Deep Tern) C-1 sidetrack well on April 29, 2005. Second-quarter 2005 production also reflects the effect of the conversion of reversionary interests in properties McMoRan sold in 2002. In February 2005, McMoRan negotiated the reversion of the Ship Shoal Block 296 (Raptor) field, which following recompletion activities commenced production on March 12, 2005. Effective June 1, 2005, following the achievement of a defined payout, the reversionary interests in the Vermilion Block 196 (Lombardi) and Main Pass Block 86 (Shiner) fields reverted to McMoRan.

b.
Includes $18.5 million of nonproductive exploratory well drilling and related costs primarily reflecting costs associated with the Little Bay well at Louisiana State Lease 5097 ($11.0 million) and the Korn well at South Timbalier Blocks 97/98 ($6.9 million).

c.	Represents costs associated with the advancement of the licensing process and the pursuit of commercial arrangements and financing for the Main Pass Energy Hub™ project.
d.
Amounts during 2005 reflect insurance recovery relating to the oil operations at Main Pass 299, which were shut-in until May 2005 because of extensive damage caused by Hurricane Ivan in September 2004 to a third-party offshore facility and connecting pipelines that provided throughput services for the sale of Main Pass’ sour crude oil. Amount during 2004 reflects a $1.1 million insurance reimbursement for prior years’ hurricane damage repair costs that were previously charged to production and delivery costs when incurred.

I

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Sales volumes:
Gas (thousand cubic feet, or Mcf)	2,764,700	339,500	4,175,200	748,000
Oil, excluding Main Pass 299 (barrels)	79,800	11,900	96,800	37,500
Oil from Main Pass 299 (barrels) [a]	100,600	-	100,600	-
Plant products (equivalent barrels) [b]	28,400	5,200	35,500	11,800
Average realizations:
Gas (per Mcf)	$ 7.51	$ 6.51	$ 7.28	$ 6.19
Oil, excluding Main Pass 299 (per barrel)	51.78	38.00	51.52	36.02
Oil from Main Pass 299 (per barrel)	46.52	-	46.52	-

a.
McMoRan acquired the 66.7 percent interest in K-Mc Ventures I LLC (K-Mc I) it did not previously own in December 2004. K-Mc I owns the oil facilities and related proved oil reserves at Main Pass 299. Main Pass 299 recommenced production on May 6, 2005 following successful modification of the field’s existing storage tanks to accommodate transportation of oil by barge from the field. See Note d on Page I.

b.
Results include approximately $1.2 million and $1.4 million of revenues associated with plant products (ethane, propane, butane, etc.) during the second quarter of 2005 and six months ending June 30, 2005, respectively, compared with $0.1 million and $0.3 million of plant product revenues in the comparable periods last year.

II

McMoRan EXPLORATION CO.
CONDENSED BALANCE SHEETS (Unaudited)

	June 30,		December 31,
	2005		2004
	(In Thousands)
ASSETS
Cash and cash equivalents:
Continuing operations, includes restricted cash of $3.1 million at June 30, 2005 and $3.7 million at December 31, 2004	$166,224		$203,035
Discontinued operations, all restricted	990		980
Restricted investments	15,150		15,150
Accounts receivable	26,229		27,403
Inventories	2,909	[a]	854
Prepaid expenses	1,944		1,122
Current assets from discontinued operations, excluding cash	2,649		2,563
Total current assets	216,095		251,107
Property, plant and equipment, net	141,001	[b]	97,262
Sulphur business assets	312		312
Restricted investments and cash	17,786	[c]	24,779
Other assets	9,427		10,460
Total assets	$384,621		$383,920

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable	$37,715		$33,997
Accrued liabilities	29,694		28,197
Accrued interest	5,635		5,635
Current portion of accrued oil and gas reclamation costs	-		238
Current portion of accrued sulphur reclamation cost	2,550		2,550
Current liabilities from discontinued operations	5,026		4,601
Total current liabilities	80,620		75,218
6% convertible senior notes	130,000		130,000
5¼% convertible senior notes	140,000		140,000
Accrued sulphur reclamation costs	12,566		12,086
Accrued oil and gas reclamation costs	22,018	[d]	14,191
Contractual postretirement obligation	15,189		15,695
Other long-term liabilities	15,794		16,711
Mandatorily redeemable convertible preferred stock	28,903		29,565
Stockholders' deficit	(60,469)		(49,546)
Total liabilities and stockholders' deficit	$384,621		$383,920

a.	Primarily reflects oil inventory associated with Main Pass 299 production.
b.
Includes $9.9 million of exploratory drilling and related costs associated with the two in-progress wells at June 30, 2005 and $15.5 million for the previous discovery at the West Cameron Block 43 No. 3 well and the potential discovery at Blueberry Hill well at Louisiana State Lease 340.

c.	Decrease from year-end 2004 reflects semi-annual payments made on January 2, 2005 and April 6, 2005 for McMoRan’s 6% and 5¼% convertible senior notes, respectively.
d.
Increase from year-end 2004 reflects additional obligations from McMoRan’s new discoveries, conversion of the reversionary interests for the three properties sold during 2002 and assuming the reclamation obligation for certain additional facilities at Main Pass 299 in the first quarter of 2005 as part of an agreement that terminated the original leaseholders’ overriding royalty interest in the oil production at Main Pass 299.

III

McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOWS (Unaudited)
	Six Months Ended
	June 30,
	2005	2004
	(In Thousands)
Cash flow from operating activities:
Net loss	$(13,691)	$(23,673)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Loss from discontinued operations	1,967	3,409
Depreciation and amortization	12,929	2,388
Exploration drilling and related expenditures	21,449	7,542
Compensation expense associated with stock-based awards	1,019	564
Reclamation and mine shutdown expenditures	(4)	(281)
Amortization of deferred financing costs	1,112	704
Equity in K-Mc Venture I LLC’s income	-	(443)
Other	(366)	245
(Increase) decrease in working capital:
Accounts receivable	2,784	1,989
Accounts payable, accrued liabilities and other	11,189	10,200
Inventories and prepaid expenses	(2,878)	371
Net cash provided by continuing operations	35,510	3,015
Net cash used in discontinued operations	(1,591)	(3,215)
Net cash provided by (used in) operating activities	33,919	(200)

Cash flow from investing activities:
Exploration, development and other capital expenditures	(79,212)	(12,332)
Proceeds from restricted investments	7,575	3,900
Increase in restricted investments	(320)	(109)
Net cash used in continuing operations	(71,957)	(8,541)
Net cash used in discontinued operations	-	(5,920)[a]
Net cash used in investing activities	(71,957)	(14,461)

Cash flow from financing activities:
Dividends paid on convertible preferred stock	(757)	(765)
Proceeds from exercise of stock options and other	1,994	435
Net cash provided by (used in) continuing operations	1,237	(330)
Net cash used in discontinued operations	-	-
Net cash provided by (used in) financing activities	1,237	(330)
Net decrease in cash and cash equivalents	(36,801)	(14,991)
Cash and cash equivalents at beginning of year	204,015	101,899
Cash and cash equivalents at end of period	167,214	86,908
Less restricted cash from continuing operations	(3,135)	-
Less restricted cash from discontinued operations	(990)	(971)
Unrestricted cash and cash equivalents at end of period	$163,089	$85,937

a.  Amount reflects $7.0 million payment to repurchase the remaining sulphur railcars through the termination of their existing lease, net of $1.1 million in proceeds from the sale of the railcars.

IV